EXHIBIT 10(a)(9)


                         THE BEAR STEARNS COMPANIES INC.
                 AMENDMENTS TO THE PERFORMANCE COMPENSATION PLAN


            RESOLVED, that the Bear Stearns Companies Inc. Performance Compensation Plan (the "Plan"), be, and hereby is, amended as follows:

      2. Section 1 shall be amended to read as follows:

            "Section 1. Purpose. The purposes of The Bear Stearns Companies Inc. Performance Compensation Plan (the "Plan") are (i) to compensate certain Senior Managing Directors (other than participants in the Management Compensation Plan) of The Bear Stearns Companies Inc. and its subsidiaries (the "Company") on an individual basis for significant contributions to the Company and (ii) to stimulate the efforts of such persons by giving them a direct interest in the performance of the Company."


      3. Section 3 shall be amended to read as follows:

            "Section 3. Coverage. For purposes of the Plan, the term "Participant" shall include for each fiscal year each Senior Managing Director so designated by the Compensation Committee within 90 days following the first day of such fiscal year. As used herein, the term "Company" includes both the Company and its subsidiaries, unless the context otherwise requires."

      4. Sections 4.2, 5.1, 6.2 and 6.3 shall be amended by changing all references to "an executive officer" to "a Senior Managing Director" and the reference to "executive officers" to "Senior Managing Directors".